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                                   EXHIBIT 11

                      POPE & TALBOT, INC. AND SUBSIDIARIES
                    Statement Showing Calculation of Average
                     Common Shares Outstanding and Earnings
                            Per Average Common Share
                  Years Ended December 31, 1993, 1992 and 1991



                                                            1993                   1992                 1991
                                                            ----                   ----                 ----
Weighted average number of
  common shares outstanding                              11,685,313             11,608,608            11,588,312

Weighted average of common stock
  equivalent shares attributable
  to convertible debentures                               1,542,020              1,542,020             1,542,020

Application of the "treasury stock"
  method to the stock option plan                           264,323                 13,938                 6,563
                                                         ----------             ----------            ----------

    Total common and common
      equivalent shares,
      assuming full dilution                             13,491,656             13,164,566            13,136,895
                                                         ==========             ==========            ==========



Net income (loss)                                       $21,013,000            $(2,252,000)         $(11,562,000)

Add:  interest on convertible
      debentures, net of
      applicable income taxes                             1,464,000              2,184,000             1,728,000
                                                         ----------             ----------           -----------

Net income (loss),
  assuming full dilution                                $22,477,000            $   (68,000)         $ (9,834,000)
                                                         ==========             ==========           ===========


Net income (loss) per common share,
  assuming full dilution (1)                                  $1.67                  $(.19)               $(1.00)
                                                               ====                   ====                 =====


(1) In accordance with generally accepted accounting principles, fully-diluted earnings per share may not exceed primary earnings per share. As such, the 1992 and 1991 fully-diluted earnings per share amount equals the primary earnings per share amount.

The computation of primary net income per common share is not included because the computation can be clearly determined from the material contained in this report.